Exhibit 99.1

AspenBio Pharma Reports Strong Results with Appendicitis Triage Blood Test from Large Multiple Hospital Study

AppyScore™,  the First Blood-based Screen / Triage Test for Human Appendicitis, Advances in FDA Application Process with Test Results Showing Sensitivity Level of 98%.

CASTLE ROCK, CO., September 28, 2007 — AspenBio Pharma, Inc. (Nasdaq CM: APPY) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for animals and humans, today announced strong results from the latest pre-FDA multi-hospital study using its AppyScore™ human appendicitis screen / triage blood test. AspenBio has also commenced the formal regulatory approval process for the AppyScore test by applying for a pre-investigational device exemption (“IDE”) from the United States Food and Drug Administration (“FDA”).

This large pre-FDA study was designed to provide a statistically significant confirmation of the performance, including utility and accuracy, of the AppyScore appendicitis screen / triage test in an emergency room setting. A secondary purpose of the study was to optimize sampling and testing methodologies in preparation for clinical studies to be conducted with the final In Vitro Diagnostic (“IVD”) device that will be submitted for FDA review. The study was conducted at multiple hospital sites under appropriate Institutional Review Board Approvals, which included patient consent. AspenBio’s president and CEO, Richard Donnelly, commented, “These latest test results have significantly advanced our understanding of the test as well as our confidence in its performance and value to medicine. By doing so, we achieved the key objective of our study. With sufficient statistical power based on ample numbers of pathology-confirmed appendicitis patients, we could both estimate the accuracy within a narrow confidence range and compare the AppyScore test performance to existing diagnostic methods. We believe that this study was a rigorous challenge for the test’s performance in that there was a higher than expected percentage of patients with serious disease. Additionally, 1 in 3 of the evaluable patients in our study had pathology confirmed appendicitis.”

Continued Mr. Donnelly, “The sensitivity of this screen test was 98% in this large study. Our study also demonstrated that a significant percentage of CT scans could potentially be avoided leading to important patient health, medical utility and cost benefits. The study showed 58% of unnecessary surgeries could have been avoided, which also further exemplifies how this new appendicitis screen testing concept can provide exciting new capabilities and benefits for emergency medicine. The high level of sensitivity also means that we could reduce the risk of sending patients home because of a false negative diagnosis. The bottom line is we believe we can help improve the standard of care for diagnosing appendicitis and deliver appreciable medical cost benefits.”

The study encompassed a total of 471 individuals. Out of this total 100 were normal presumably healthy control donors. The 100 normal AppyScore control individuals were used to characterize and confirm the blood level of the proprietary biomarker used in AppyScore in normal healthy individuals. The remaining 371 were patients who presented to the emergency rooms with abdominal pain, with appendicitis as a possible diagnosis. Blood samples were collected from these 371 patients. Of these 371, 60 were not considered appendicitis candidates by ER physicians due to diagnoses based upon routine blood and urinalysis evaluation. The remaining 311 patients constituted the evaluable group of the study. These patients required further work-up according to regular care standards as suspected appendicitis cases.

A total of 97 of 311 or 31% of patients had pathology-confirmed appendicitis in the study. AppyScore was able to correctly identify 95 of 97 patients with pathology-confirmed appendicitis. This exceptionally high sensitivity level of 98% for detecting the actual disease condition is considered statistically significant (95% CI = 93 to 99.9). Practically, this means a patient with a negative AppyScore has an extremely low likelihood of having appendicitis. This high sensitivity is a key hallmark for a successful screen test.

A large independent research report (Graff et al., 2000 Acad Emerg Med vol 7 n 11 pp 1244-55) of approximately 1,026 appendicitis patients from 12 hospitals across the Northeastern United States reported that an average of 18.6% of patients (ranging from a low of 10.6% to a high of 27.8%) were incorrectly diagnosed as not having appendicitis and were sent home, only to return to the emergency room with acute appendicitis in an advanced or burst condition. If the Graff report is representative of the state of the art for appendicitis diagnostics, then the 98% sensitivity of AppyScore in the company’s study demonstrates the substantial impact this screen test could have for life threatening mis-diagnoses. The false negative diagnosis of appendicitis could become much less frequent using the AppyScore concept, resulting in fewer patients with appendicitis being erroneously sent home. In the AspenBio study, there were a total of 109 appendectomies (appendix removal surgeries) of which only 97 had pathology-confirmed appendicitis, indicating there were 12 individuals or 11% who had a normal appendix removed. These 12 surgeries were classified as unnecessary on the basis of normal pathology findings. AppyScore would have successfully identified 7 of 12 (or 58%) of these unnecessary surgeries. In the US alone, an estimated 1-in-5 to 1-in-7 (14% to 20%) appendectomy surgeries remove a normal appendix due to an incorrect diagnosis. This would represent more than a 100,000 unnecessary surgeries annually.

A total of 249 of the 311 (80%) evaluable patients underwent computed tomography (CT) procedures. Of these 249, 162 were patients that were determined to not have appendicitis. AppyScore accurately identified 68 of these 162 patients as negative for appendicitis and therefore could have reduced the need for these CTs by 42%.

Based upon the results of this study (which is believed to have included a higher than expected percentage of patients with appendicitis or other serious medical conditions that were diagnosed) the specificity of the AppyScore screen test on a stand-alone basis was 40% in our study population. Lower specificity is a typical tradeoff in a screen test that has very high sensitivity. AppyScore is a blood test designed to be used as an aid in screening or triage prior to further clinical workup, such as CT scanning, which is the current standard of care. In AspenBio’s latest study, the combination of using the data from AppyScore Screen Test in conjunction with a CT scan resulted in a specificity of 99% (95% CI = 97% to 99.9%). So when AppyScore and CT both are positive, there is an extremely high probability the patient truly has appendicitis.

Dr. John Bealer, a Denver based pediatric surgeon, consultant to AspenBio, and co-inventor of the test noted, “Appendicitis patients are very vulnerable in the current diagnostic process. They are vulnerable to the accuracy of the process as well as from the radiation exposure and expense associated with the widespread use of CT scanning. From the beginning of this project, our goal has been to develop a product that will help physicians better diagnose these vulnerable patients. Ultimately, it is our hope that AppyScore will facilitate a timelier and more focused diagnostic process that will improve patient outcomes through the appropriate use of imaging and the avoidance of the serious complications associated with a missed or delayed diagnosis.”

Continued Bealer, “A test like AppyScore is a very appealing diagnostic strategy, as it provides an objective, quantitative result that any physician can interpret. In addition, the extreme sensitivity of AppyScore positions it perfectly as screen or triage test. This type of strategy will be a welcomed addition to the diagnostic armamentarium that physicians currently possess for appendicitis, where the current information is frequently subjective, qualitative, and less sensitive.”

Trends and Observations from the Study

Comparison with C-reactive protein.  C-reactive protein (“CRP”) is an acute-phase protein marker that is often used as an aid in the diagnosis of appendicitis. A subset (n=235 patients) of the study also compared AppyScore results to tests based on CRP levels. Results of this study showed that CRP has a relatively poor sensitivity (78%) relative to that of AppyScore (98%) among those with appendicitis, and this performance difference is statistically significant (p < 0.0001). Additionally, CRP and AppyScore values were compared in the subset of 100 normal presumably healthy individuals. Only 46% of these normal donors had negative CRP values compared with 90% of these same normal donors having a negative AppyScore (p < 0.001).

Children 13 year of age and younger.  Children 13 years of age and younger are an especially difficult challenge in the diagnosis of appendicitis for several reasons. Due to generally lower body fat in this age group, the CT scan imaging is more challenging. Also, this age group is less able to articulate their condition to the physician. In the present study there were only 32 patients (10% of the 311 total evaluable) in the range of 13 years of age and younger. This 13 and under subset, however, represented a higher percentage of appendectomies (surgeries) (63%), almost double the appendectomy rate in our entire study population (35%). Specifically, for these children there were 20 appendectomies of which 14 were pathology-confirmed appendicitis cases, and 6 unnecessary surgeries. The AppyScore screen test results correctly identified all 14 appendicitis cases and could have avoided 4 of the 6 (66%) unnecessary appendectomy surgeries in this group of children.

Appendicitis diagnosis issues in females.  Appendicitis diagnostic errors are far more common in females than in males. For example, the misdiagnosis of women of reproductive age (aged 14 to 49) for unnecessary appendicitis surgery can range from 20% to 45% (Morse et al., 2007 Am Surg vol 73, no 6: pp 580-4). In the AspenBio study, there were a total of 198 evaluable female patients, of which 42 had pathology confirmed appendicitis. The AppyScore screen test identified 41/42 (98%) of these pathology-confirmed appendicitis cases. There were 109 female patients 30 years of age and younger out of the 198 evaluable female patients. Of these younger female patients there were 30 appendectomies performed with only 20 subsequently confirmed by pathology to have true appendicitis. That means 10 patients (30%) experienced unnecessary surgeries in this age group. The AppyScore screen test correctly identified all 20 appendicitis cases and could have prevented 6 of the 10 unnecessary surgeries that were performed in this group. (Although these observations were applicable to this female population, it should be noted that statistically the accuracy of AppyScore was generally the same regardless of gender.)

Benefits of positive AppyScore test results in non-appendicitis patients.  Based on our study, patients with a positive AppyScore have a higher likelihood (p < 0.0001) of having a diagnosis of appendicitis or other medical condition because 72% (161/223) of the AppyScore positive patients were given a disease diagnosis as compared with only 43% (38/88) in the AppyScore negative patients. Of the total patients receiving CTs there were 120 evaluable patients whose CT was considered necessary because they had serious medical conditions, which included appendicitis. Of these 120 patients, 94% (95% CI =88-98) or 113 had a positive AppyScore. The usefulness of the AppyScore test in patients with abdominal pain may exceed the boundaries of patients with appendicitis because patients with other serious conditions are also identified in the screening process.

About Appendicitis
Annually, in the U.S. alone, an estimated 6,000,000 patients enter hospital emergency rooms complaining of abdominal pain and who could potentially have appendicitis. Upon entering the ER, the current standard of care for these patients is to draw blood samples and take vital signs. Depending upon the determination of the ER physician, a CT scan may also be scheduled. CT scans generally take several hours to schedule and complete the procedure and interpret the results. Moreover, CTs are expensive, costing on average an estimated $1,500 to $3,000 for each scan and subject the patient (generally who are adolescents) to high levels of ionizing radiation. Every year, it is estimated that more than 700,000 patients in the U.S. are diagnosed with appendicitis and have their appendixes surgically removed. An estimated 100,000 or about 14% are later determined to have had a normal appendix. Meanwhile, around 100,000 other patients with real appendicitis are diagnosed incorrectly or not in time and suffer a perforated appendix, a potentially fatal condition requiring emergency surgery which involves greater expense, risk, significantly longer treatment, and extended hospitalization.

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery; development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and that have large worldwide market potential. The company was originally formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. AspenBio Pharma continues to advance the development and testing of its two first-generation blood-based human diagnostic tests designed to rapidly help diagnose or rule out appendicitis in patients complaining of abdominal pain. For more information, please visit: www.aspenbiopharma.com.

Forward Looking Statements
This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APPY”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APPY believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APPY believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APPY. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including the ability to successfully complete the development of, obtain FDA approval for and generate revenues from the appendicitis test and other new products, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, obtain and enforce intellectual property rights, and realization of intangible assets. Furthermore, APPY does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APPY’s recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman
Tel 303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860